SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 20, 2015

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	001-34024	11-3588546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1044 Northern Blvd.,

Roslyn, New York, 11576-1514

(Address of principal executive offices and zip code)

(718) 888-1814

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01       OTHER EVENTS.

The Registrant had previously issued a press release and filed a Current Report on Form 8-K announcing its entry into an Asset Purchase Agreement dated April 10, 2015 with Rong Yao International Shipping Limited, a Hong Kong company (the “Vessel Seller”) regarding the acquisition (the “Acquisition”) of an 8,818 gross tonnage oil/chemical transportation tanker called the “Rong Zhou” (the “Vessel”).

Pending completion of the Acquisition, the Registrant’s Board of Directors has approved the entry into chartering arrangements to facilitate the transition of the management and operation of the Vessel. Accordingly, the Vessel Seller has time-chartered the Vessel to the Registrant for a two-year period, and the Registrant has time-chartered the Vessel to a third-party charterer also for a two-year period, both commencing on May 20, 2015. Under the terms of these chartering agreements, the third-party charterer will pay the Registrant at the rate of $7,500 per day, and the Registrant will, in turn, pay the Vessel Seller at the rate of $3,500 per day.

Based on the Registrant’s current expectations, the time charter agreements are expected to generate revenues and net profit of approximately $5 million and $2.6 million, respectively over the two-year period.

Forward Looking Statements

This report includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond Sino-Global’s control. Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: our ability to finance and consummate the vessel acquisition and chartering agreements; prevailing market conditions; changes in general market, economic, regulatory and/or industry conditions; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. We undertake no obligation to update or revise for any reason any forward-looking statements made by us on our behalf.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Lei Cao
Chief Executive Officer

Dated: May 22, 2015